Grantee:	Number of Shares:

Date of Award:

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) is made as of the award date set forth above, between UNITED BANCORP, INC., a Michigan corporation (“United” or the “Company”), and the employee named above (“Employee”).

The United Bancorp, Inc. Stock Incentive Plan of 2010 (the “Plan”) is administered by the Compensation and Governance Committee of United’s Board of Directors (the “Committee”).  The Committee has determined that Employee is eligible to participate in the Plan.  The Committee has awarded restricted stock units to Employee, subject to the terms and conditions contained in this Agreement and in the Plan.

Employee acknowledges receipt of a copy of the Plan and accepts this restricted stock unit award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

1.           Award.  United hereby awards to Employee the number of restricted stock units set forth above, subject to restrictions imposed under this Agreement and the Plan (the “Restricted Stock Units”).  Each Restricted Stock Unit is equal to one share of United Common Stock, no par value, and will entitle the Employee to the number of shares of Common Stock equal to the number of Restricted Stock Units upon vesting as set forth below.  Any Common Stock that Employee is entitled to upon the vesting of the Restricted Stock Units shall be issued within two and a half months after the award vests.

2.           Transferability.  Until the Restricted Stock Units vest as set forth in Section 3 below, the Plan provides that interests in Restricted Stock Units granted under this Agreement are generally not transferable by Employee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock Units are exercisable during Employee’s lifetime only by Employee, Employee’s guardian, or legal representative.  Employee may not transfer 50% of the “net” number of shares of Common Stock issued upon the vesting of the Restricted Stock Units for one year after the Restricted Stock Units vest, as required by the Company’s Stock Ownership Guidelines for the Company’s executive officers.

3.           Vesting.  Except as otherwise provided in this Agreement, the Restricted Stock Units awarded pursuant to this Agreement shall be vested and settled upon satisfaction of the following time based and performance based vesting requirements.  The period during which Restricted Stock Units are unvested under the Plan and under this Agreement shall be known as the “Restricted Period.”

(a)           Time Based Vesting.  The percentage of Restricted Stock Units awarded pursuant to this Agreement that satisfy the performance based vesting requirements of Section 3(b) shall vest and be settled three years from the date of this Agreement unless earlier vested by this Agreement.

(b)           Performance Based Vesting.  The performance period for the Restricted Stock Units is the period beginning January 1, 2011, and ending December 31, 2011.  The percentage specified below of Restricted Stock Units awarded pursuant to this Agreement will satisfy the performance based vesting requirements of this Agreement if the Company’s core earnings (measured by pre-tax, pre-provision return on assets (“PTPPROA”)), earnings (measured by return on assets (“ROA”)) and asset quality (measured by the ratio of non-performing assets to total assets (“NPA1/Assets”)), as determined by the Company in a manner consistent with the information reported in its filings with the Securities and Exchange Commission, meet the standards set forth in the following schedule:

Performance Measure (Metric)	Weight	Performance Standard	Percentage of RSU Award Vested

Restricted Stock Units will not vest upon performance below the minimum performance standards provided above.  Vesting upon performance between the performance standards provided above will be interpolated based on the actual performance.  For example, if the Asset Quality (NPA/Assets) is 3.9%, 37.5% of 1/3 of the Restricted Stock Units will vest.

(c)           Clawback For Materially Inaccurate Performance.  If Restricted Stock Units awarded pursuant to this Agreement vest under the performance requirements of Section 3(b) but the Committee later determines that the Company’s satisfaction of any Performance Measure (Metric) was based on materially inaccurate financial statements, including but not limited to statements of earnings, revenues or gains, or any other materially inaccurate performance metric criteria, then, upon notice from the Company, whether written or otherwise, Employee must promptly return to the Company any Common Stock that was issued upon the vesting of the Restricted Stock Units based on the materially inaccurate information.  The Company shall undertake all reasonable efforts to exercise its clawback rights under this Section 3(c).

Whether a financial statement or performance metric criteria is materially inaccurate depends on all the facts and circumstances. However, for this purpose, a financial statement or performance metric criteria shall be treated as materially inaccurate if Employee knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to those financial statements or performance metrics. Otherwise, with respect to a performance criteria, whether the inaccurate measurement of the performance or inaccurate application of the performance to the performance criteria is material depends on whether the actual performance or accurate application of the actual performance to the performance criteria is materially different from the performance required under the performance criteria or the inaccurate application of the actual performance to the performance criteria.

4.           Termination of Employment or Officer Status.  If the Employee’s employment or officer status with United or any of its Subsidiaries is terminated during any Restricted Period, all Restricted Stock Units still subject to restrictions at the date of such termination shall either vest or automatically be forfeited and returned to United as provided in the Plan except as otherwise set forth in this Section.

Notwithstanding any provisions of the Plan or this Agreement, a portion of Restricted Stock Units subject to this Agreement shall satisfy the time based vesting requirement upon the following events resulting in termination of employment or officer status: (a) death; (b) Disability; or (c) Retirement (i.e., Employee’s voluntary termination of all employment and/or officer status with United and its Subsidiaries after the Employee has attained 65 years of age) (collectively any of (a), (b) or (c) shall be an “Acceleration Event”).  Upon the occurrence of an Acceleration Event, the percentage of this award of Restricted Stock Units that shall satisfy the time based vesting requirement shall be determined by dividing the number of full calendar months between the date of this Agreement and the date of the Acceleration Event by thirty six (36) and in no event may the percentage accelerated exceed 100%.  Notwithstanding the preceding two sentences, the Restricted Stock Units that satisfy the time based vesting requirements due to an Acceleration Event remain subject to the performance based vesting schedule.  For example, if Restricted Stock Units are awarded on January 1, 2012, and the Acceleration Event occurs on July 1, 2012, 16-2/3% of the Restricted Stock Unit award would be vested under the time based vesting schedule (6 full calendar months divided by 36) upon the

Acceleration Event, but those time-vested Restricted Stock Units would remain subject to the performance based vesting schedule for the performance period.

Notwithstanding any provisions of the Plan or this Agreement, 100% of the Restricted Stock Units subject to this Agreement shall fully vest, including both time based vesting and performance based vesting, upon a Change in Control.

5.           Covenants.  All unvested Restricted Stock Units shall automatically be forfeited and returned to United upon Employee’s breach of any of Employee’s obligations under this Section 5.  Employee acknowledges that the award of Restricted Stock Units under this Agreement is valuable consideration to Employee and that a violation of this Section 5 would cause immeasurable and irreparable harm to United.  Accordingly, Employee agrees that United shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any provision of this Section 5, in addition to the forfeiture of unvested Restricted Stock Units and any other remedies the Company may have.

(a)           Covenant Not-to-Compete.  This Agreement’s non-competition provisions are a material part of the consideration relied upon by United in entering into this Agreement.  The Company and Employee acknowledge and agree that by virtue of Employee’s past experience in the banking industry and Employee’s knowledge of the business of the Company, Employee is uniquely qualified to successfully compete with the Company.  In recognition of these circumstances, and in consideration for the Company’s grant of Restricted Stock Units to the Participant as set forth in Section 1 above, Employee covenants and agrees that Employee will not, during the Restricted Period and for one (1) year thereafter, engage in the counties of Lenawee, Washtenaw, Livingston or Monroe in any business which is competitive with a business then being regularly conducted by the Company in any of said counties; provided, however, that the forgoing covenant shall not prohibit Employee from owning, directly or indirectly, 1% or less of any publicly traded financial services corporation.  Employee further covenants that during the above-stated period he/she will not, directly or indirectly, induce or attempt to induce any of the suppliers, clients or employees of the Company to terminate or change the nature of their business relationships with the Company, or otherwise engage in or conduct activities, directly or indirectly, which could reasonably be expected to have an adverse effect on the Company’s business relationships with its suppliers, clients or employees.  Employee acknowledges that a breach of the provisions of this Section 5 will cause the automatic forfeiture of any unvested Restricted Stock Units.

(b)           Confidential Information.  This Agreement’s confidentiality provisions are a material part of the consideration relied upon by United in entering into this Agreement.  In connection with Employee’s employment with United, Employee will have access to information or materials of United and the Subsidiaries that are considered trade secret, confidential and/or proprietary (“Confidential Information”).  Confidential Information includes but is not limited to information, documents and material:

(i)           pertaining to customers; potential customers; accounting; costs; supplier lists; details of any supplier or prospective supplier relationship; client or consultant contracts; supplier contracts; current, former and prospective employees; pricing policy; operational method; marketing plan or strategy; sales, servicing, management or administration; service development or plan; business acquisition plan; any scientific, technical information, idea, discovery, invention, design, process, procedure, formula, pattern or device that is designed or used to give a competitive edge or improvement to United or any of the Subsidiaries; any computer software in any form and computer software methods and techniques or algorithms of organizing or applying the same; and any specialized equipment, processes and techniques developed to further the business of the United or any of the Subsidiaries; or

(ii)           pertaining to trade secrets as defined in the Restatement of Torts which the parties accept as an appropriate statement of law; or

(iii)           of the type described above which United or any of the Subsidiaries obtained from another party and which United treats as proprietary or designates as confidential, whether or not owned or developed by United or any of the Subsidiaries.

Employee shall use Confidential Information only for the benefit of United or any of the Subsidiaries and not for Employee’s own benefit.  Employee shall not take Confidential Information or related materials upon termination of Employee’s employment.  Employee shall not interfere or attempt to interfere with United’s or any of the Subsidiaries’ access to Confidential Information.  Employee shall not destroy Confidential Information in any form, except as permitted by United.

Confidential Information shall be disclosed and used only by staff members of United and the Subsidiaries who have a need to access it in order to do their jobs, shall be maintained in secure physical locations, and shall not be disclosed to any other company or person except in connection with the business activities of United or any of the Subsidiaries.

Confidential Information created by Employee during Employee’s employment with United that relates to the business of United or any of the Subsidiaries (or prospective business opportunities), or uses Confidential Information created with resources of United or any of the Subsidiaries (including staff, premises and equipment), belongs to United.  The term “Confidential Information” includes copyrightable works of original authorship (including but not limited to reports, analyses, and compilations, business plans, new product plans), ideas, inventions (whether patentable or not), know-how, processes, trademarks and other intellectual property.  All works of original authorship created during Employee’s employment are “works for hire” as that term is used in connection with the U.S. Copyright Act.  Employee hereby assigns to United all rights, title and interest in work product, including copyrights, patents, trade secrets, trademarks and know-how.

The confidentiality provisions of this Agreement survive termination of the employment relationship with United and the Subsidiaries and shall survive for so long a period of time as the Confidential Information is maintained by United or any of the Subsidiaries as confidential.

(c)           Nonsolicitation of Employees and Customers.  This Agreement’s no solicitation provisions form a material part of the consideration relied upon by United in entering into this Agreement. These no solicitation provisions apply to Employee regardless of whether Employee is acting on behalf of Employee or a third party.  During the term of Employee’s employment and for a period of one (1) year after Employee’s last day of employment, Employee agrees not to, directly or indirectly:

(i)           induce, influence or solicit any stockholder, director, officer, joint venture, investor, leaser, supplier, customer or any other person with a business relationship with United or any of the Subsidiaries to discontinue or reduce or modify the extent of its relationship with United or any of the Subsidiaries; or

(ii)           solicit, recruit, encourage, hire, employ or seek to employ, or cause any other business to solicit, recruit, encourage, hire, employ or seek to employ, or otherwise induce or influence any current or former employee of United or any of the Subsidiaries to reduce, modify or terminate an employment or agency relationship with United or any of the Subsidiaries unless the employment relationship between the employee and United and the Subsidiaries has been terminated for a minimum of six (6) months at the time of the solicitation, recruitment or other contact.

6.           Employment by United.  The award of Restricted Stock Units under this Agreement shall not impose upon United or any Subsidiary any obligation to retain Employee in its employ for any given period or upon any specific terms of employment.  United or any Subsidiary may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee.

7.           Stockholder Rights.  During the Restricted Period, Employee shall have all dividend and liquidation rights with respect to shares of Common Stock subject to the Restricted Stock Units held by Employee as if Employee held unrestricted Common Stock.  Any such dividends will be accrued during the calendar year and credited to Employee as additional Restricted Stock Units as of December 31 of that calendar year based on the Market Value of the Common Stock on that date, subject to the restrictions and vesting schedule under this Agreement.  Any noncash dividends or distributions paid with respect to shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.  Employee shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding on United’s stock ledger.

8.           Withholding.  United or one of its Subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from United or a Subsidiary), or make other arrangements for the collection of, all amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock Unit award under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock Units; or (b) require Employee promptly to remit the amount of such withholding to United or a Subsidiary before taking any action with respect to the Restricted Stock Units.  Unless the Committee provides otherwise, withholding may be satisfied by withholding Common Stock to be received or by delivery to United or a Subsidiary of previously owned Common Stock of United, in which case the shares withheld shall be valued at the Market Value as of the date of the taxable event.

9.           Severability and Savings Clause.  If a court of competent jurisdiction determines that any provision of the Plan or this Agreement or any portion of a provision is void or unenforceable, only such provision or portion will be rendered void or unenforceable.  The remainder of this Agreement will continue in full force and effect.  The Company may unilaterally amend this Agreement if the Committee or the Company’s Board of Directors determines an amendment is appropriate to avoid any material risk of a violation of or penalties under any law or regulation or to avoid any other material and unintended adverse consequence to the Company.  If a court of proper jurisdiction determines that any of Employee’s covenants in Section 5 of this Agreement is overbroad as to duration, coverage, or geographic scope, it is the intent of the parties that such covenant will be limited in such jurisdiction to the extent necessary to allow its enforcement.

10.           Effective Date.  This award of Restricted Stock Units shall be effective as of the date first set forth above.

11.           Amendment.  This Agreement shall not be modified except in a writing executed by the parties hereto.

12.           Agreement Controls.  The Plan is incorporated in this Agreement by reference.  Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

UNITED BANCORP, INC.
by
Its
“United”

Signature

Print name
“Employee”

5160859-4